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                                                                    EXHIBIT 99.2





                          INSITUFORM TECHNOLOGIES, INC.
                          JULY 25, 2003 CONFERENCE CALL


Operator:           Good day and welcome everyone to the Insituform
                    second-quarter 2003 earnings conference call. This call is being recorded.

                    At this time for opening comments and introductions, I would like to turn the call over to President and CEO, Mr. Tom Rooney. Please go ahead, sir.

Thomas Cook:        Good morning. This is Thomas Cook, General Counsel. Any
                    financial or statistical information presented during this call including any non-GAAP measures, most directly comparable GAAP measures and reconciliation to GAAP results will be available on our website, www.insituform.com.

                    During this conference, we will make forward-looking statements which are inherently subject to risks and uncertainties. Our results could differ materially from those currently anticipated due to a number of factors described in our SEC filings and throughout this conference. We do not assume a duty to update forward-looking statements. Please use caution and do not rely on such statements.

                    Now, I would like to introduce our new non-executive Chairman, Al Woods.

Al Woods:           Good morning. Thank you, Thomas. It is my privilege to
                    introduce you to our new Chief Executive Officer, Thomas S.
                    Rooney, Jr. As you know, the Board elected Tom on Tuesday.
                    We also added him to the Board of Directors. Tom will retain his title of President and with the additional duties of Chief Executive Officer.

                    Tom joined Insituform this past April 1st. We hired him after conducting a national search that, believe me, was both expensive and intensive. We were looking for someone who could take Insituform to the next level in our corporate evolution. Someone with a track record in operations and someone who understood sophisticated management systems. Someone who could tap the best in people. When we hired Tom, we knew we would be making a transition eventually. As it has turned out, we have ended up making that transition sooner than we had anticipated. But we feel very secure in our timing because Tom has just the background and combination of personal qualities we feel we will need to unlock our corporation's considerable potential.

                    Let me tell you a little bit about his background first. Tom is a civil engineer. He obtained his degree in engineering from Cornell University in 1982. He went on to get his MBA specializing in finance from the University of Chicago in 1991. Tom entered the construction industry immediately after graduating from Cornell. So he now has more than 20 years experience. He has worked for three of the top companies in the industry -- Turner Construction Company, Centex Golden Construction Company, and Gilbane Building Company. He has led four different turnarounds for those companies in three different regions of the country, and he has assembled an extremely impressive track record in operations, marketing, and profit center management.



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                    Now a few personal observations. First, Insituform has the best people in our industry, and with Tom's collaborative style, I am confident that he is going to bring out the best in our people. Second, Tom Rooney with his background in sophisticated management systems is exactly the man we need to lead us in this new and exciting stage in our growth.

                    It is now my great pleasure to introduce Tom Rooney. Tom --.

Tom Rooney:         Thank you, Al, and good morning everyone. I want to start by saying how excited I am by the challenge the Board has given me. When I think back to about six months ago when I was first approached about joining Insituform, I realize now that I knew very little about the Company at that time. But fortunately the more I listened, the more intrigued I became.

                    I learned that Insituform is without question the biggest and most successful company in the industry. I learned that it has what could be termed a dominant market share, that it has huge leads in technological innovation in the trenchless industry. And interestingly enough, that every prospective client that has ever seen our research and development facility has gone on to do business with Insituform. That's right. If they see the R&D facility, they hire Insituform 100 percent of the time, and trust me, I found that impressive.

                    I learned that Insituform has the strongest balance sheet in the industry. I learned that it has the best employees in the industry and the broadest array of services. I learned that none of Insituform's competitors even comes close to what Insituform can offer to this market. So I began to realize that this was a company in a rare position, a company with terrific assets and market advantages in a market with huge pent-up demand. I began to realize that this was really an opportunity that I just could not pass up.

                    For one thing, in the past, I have primarily been involved with turnarounds. Insituform is different. We are making solid profits, and frankly with better execution, we can make even more. So to make a long story short, here I am.

                    Over the last four months, I have visited all of Insituform's facilities and talked with a lot of our people. I have learned the Company's technology, studied its operations and its finances, and I have decided that there are at least four areas where I want to guide us in the direction of change.

                    First is safety. I have already hired an outstanding new Corporate Director of Safety, and over the next 18 months, we are committed to developing and carrying out a safety program that will be nothing short of world-class. Safety has been a passion of mine for a long time, and I intend to make it one at Insituform as well.

                    The second is forecasting our results. I think you all know all about that. Well, in my opinion, companies have three choices when it comes to making forecasts. Companies can forecast aggressively, conservatively or not at all. One thing you can be sure, I won't be in the aggressive category. I appreciate the importance of financial credibility.

                    While I am on that topic, let me add that we have decided that it would not be prudent for us to provide specific earnings guidance for the third and fourth quarters of this year. But, while we won't provide specific earnings per share numbers, we will discuss trends and directions of both our industry and our businesses.



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                    The third area where I know we can make improvements is in doing a better job of delivering the full breadth of our services to our customers. Our cured-in-place pipe business is still our bread and butter, but we have many other terrific services, and we have to do a better job of filling all of our customers' needs. Therefore, we need to be better integrated with all the products we offer to all of our customers. Furthermore, we must continually innovate our products and services in order to meet our customers' future needs.

                    The fourth significant change is our management style. It is going to be more collaborative. As I mentioned, we have the best talent in the industry, and as Al said, we are going to let that talent shine. The key to maintaining Insituform's leadership in this industry is making this a nimble organization complete with empowered and energized employees. I know that if we do these things, we have unlimited potential. I look forward to the challenge.

                    So now we are ready to take your questions.

Operator:           Thank you, Mr. Rooney. This question and answer session will be conducted electronically. If you would like to ask a question, you may do so by pressing the star key followed by the digit one on your touch-tone telephone. If you are around a speaker phone, we ask that you please make sure that your mute function is turned off to allow your signal to reach our equipment. We'll take as many questions as time permits. We'll take your questions in the order that you signal. Once again, that is star one to ask a question.
                    We'll pause just a moment to assemble our roster.

                    And we'll take our first question from Arnold, excuse me Arnold Ursaner, CJS Securities.

Arnold Ursaner:     Good morning and welcome. One question I would have is that despite your excellent experience in the engineering side and construction side, you haven't run a public company, and I would like you to perhaps address your view of what your role is to deliver performance for your public shareholders and how you plan to go at that over the next 18 months or so?

Tom Rooney:         Good morning, Arnie. Thank you. Of my 21 years of
                    experience, six have been with a private firm, that being Gilbane, and 15 have been with publicly traded firms. Turner on the AMEX and Centex on the NASDAQ.

                    Specifically what is my role in delivering profits for the shareholders? My role is that of leadership, setting direction for the Company, giving the business unit managers that we have the kind of managerial accounting information that they need in order to drive profits into our business, making accurate projections quarter-to-quarter, year-to-year so that we know where we are going, attain those goals and hold people accountable for continuing to attain those goals. So I tell you for 15 years including running profit centers for publicly trading companies, I am very well aware of the need to deliver on the results that we set out into the future.

Arnold Ursaner:     Tom, could you remind us again of the drivers of your comp over the next two to three years? What will be the metrics that will lead you to maximum bonuses?

Tom Rooney:         Me as an individual?

Arnold Ursaner:     You and your management team.



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Tom Rooney:         We are in the process of revising our incentive compensation program. We are not satisfied with what we have currently or in the past. I see in the future having specific management objectives that individuals will be held to. Some nonprofit objectives such as safety and quality performance, customer satisfaction, but most importantly accurate forecasting of business unit profitability, delivering on those forecasts and most importantly growth, earnings growth.

Arnold Ursaner:     OK.  Thank you.

Operator:           Then we'll go next to John Quealy, Adams, Harkness & Hill.

Tom Rooney:         Good morning John.

John Quealy:        Good morning Tom. Could you comment a little bit about any near-term plans that you can share with us with regards to the Kinsel and Elmore operations moving forward? What are your thoughts on those?

Tom Rooney:         Now are you asking the question operationally or
                    financially?

John Quealy:        It is actually operationally.

Tom Rooney:         The Elmore operation was always intended as an acquisition to leverage our ability to work on the West Coast, specifically in California. We see a lot of good opportunities there in the future.

                    We have fully integrated Elmore into our operations now financially. We have one of our key lieutenants from the Affholder business is now running the Elmore business. We are very confident/ That has been in place now about 60 days. We see a bright future for the growth of Elmore in the future. Elmore is now being run using all of the Affholder systems and prophecies and procedures from bidding to financial reporting to project closeout, so we are very confident in the management that we have put in place at Elmore.

                    In regards to Kinsel, we are looking at Kinsel as a basket of products that we can deliver to our services -- pipebursting, sliplining and so on. So we have taken all those product lines, and we are looking to integrate those into every one of our area businesses throughout the United States. So rather than say that we put management into Kinsel, I would tell you we put Kinsel into our business.

John Quealy:        OK. Great. And you mentioned you're not giving forward
                    guidance. I was wondering if you plan to change your stance on the buyback program. Previously the Company has been active in that area. I was wondering what your thoughts are there?

Tom Rooney:         John, we haven't changed our outlook in terms of buybacks.
                    The fact is we did not buy back any stock this past quarter, and the only reason for that is that we had overlapping blackout periods for the entire quarter. We could not have bought stock had we wanted to. So don't read anything into our buying this past quarter. We had a blackout period for the acquisition regarding East and other reporting, so we just had no option to buy back stock this past quarter. We have made no changes and don't foresee making changes.

John Quealy:        Great.  Thanks very much, Tom.

Tom Rooney:         Thank you.


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Operator:           And our next question comes from Jeff Beach, Stifel
                    Nicolaus.

Jeff Beach:         Yes, good morning, Tom.

Tom Rooney:         Good morning.

Jeff Beach:         I see you took extra charge - additional charges this
                    quarter and anticipate more, and there are two things that are here, severance and insurance. Can you expand a little bit on severance, whether there are executive changes, there is a change that has happened at Elmore. Are there other management changes? And then can you expand a little bit on why the increase in the insurance?

Tom Rooney:         Joe, you want to take that?

Joe White:          Sure.

Jeff Beach:         Good morning, Joe.

Joe White:          Morning. If you are looking at the insurance, the insurance is in the casualty area. You are aware of the claims that we have had, and it is strictly relates to new estimates of the claims. In the case of the severance, you know that as we publicly announced the change in management, and that is what we're forecasting for the third quarter. That's it, Jeff.

Jeff Beach:         All right.  Thanks.

Joe White:          Thank you.

Operator:           And we'll go next to Michael Braig, A.G. Edwards.

Michael Braig:      Good morning, Tom and Joe.

Tom Rooney:         Good morning, Mike.

Michael Braig:      Specific question on trend in rehab. The data in the
                    release shows a decline in the unreleased term work available over the next twelve months, that decline occurring from December through June. Is that an indication of slower pace of release by municipalities in sewer districts?

Tom Rooney:         No. We see cycles all the time, and as much this is a
                    reflection on Kinsel and the JEA, which I think is a well understood concept. No, there is no trend there whatsoever.
                    In fact, if anything, we think it's just in the opposite direction.

Michael Braig:      OK.  Thank you.

Tom Rooney:         Thank you.

Operator:           We'll go next to James Gentile, Sidoti & Co.

James Gentile:      Good morning, gentlemen. Given the fact that you have taken some charges related to your Elmore contracts and certain other projects associated with the Kinsel acquisition as well, looking out into -- over the next few quarters I guess, do you foresee any sort of unanticipated items just as we have seen over the last two quarters, and is that the reason

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                    why we are not getting -- is that the reason why --
                    basically the question is, are there any more contracts that you are not certain of the expense characteristics going forward?

Tom Rooney:         I -- let me answer that simply. If we expect expenses going forward, we have taken them.

James Gentile:      OK, this is a clean slate essentially?

Tom Rooney:         From today and moving forward, when we know we have
                    challenges or issues, we take those issues now. We are not in an unduly conservative position, but we are clearly stating where we believe the Company is immediately and at all times. We know we need to build credibility in terms of our current earnings and in the future when we begin to give guidance as well.

James Gentile:      Are you pleased also with the backlog reporting style, Tom, over the last -- that we have been getting over the last two or three quarters which last year gave certain people some headaches as well? Or will we see changes to the reporting style of your contract backlog, maybe more granularity or different presentation?

Tom Rooney:         Well, let me answer that in two ways. I'm not sure we will ever give -- I am not sure we will ever intentionally give the finest grain analysis of our backlog because there is some strategic advantage in understanding what our backlog is.

                    Having said that, when we report out backlog, I anticipate there will be more accuracy moving forward. But I but also tell you that one of the areas we will be improving is internal understanding and fine grain analysis of our own backlog. It allows us to be much more strategic in the way we bid, it allows us to ensure we have full loading, so there really are two issues to this.

                    One is what we report to investors, which frankly when we think about that we think about competitors understanding it as well, but we have to be careful in terms of what we report, but we will always be accurate. The second issue is internal -- the internal advantages in having a crystal clear understanding of what our backlog is, and I think that is an area where operationally we will become much more focused and it will benefit the company.

James Gentile:      Thank you.

Tom Rooney:         Thank you.

Operator:           And next we'll go to John Levin, with Table Rock.

John Levin:         Yes.  Good morning, Tom.

Tom Rooney:         Good morning.

John Levin:         I'm wondering if you can describe what catalysts you
                    think are needed to release what you described before as being the significant pent-up demand for Insituform products and services? And also, how you view those catalysts actually coming about and in what type of timeframe?

Tom Rooney:         OK. That is a great question. The pent-up demand, depending on what you read, there is a trillion dollar problem around the world in crumbling infrastructure, underground infrastructure, and we see that as our market.



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                    That is growing by the day. The amount of underground
                    facility that is being upgraded is less than that which is deteriorating. So if you will, that is the definition of pent-up demand, as critical in the United States as anywhere in the world, but certainly it is a worldwide issue.

                    In terms of helping to release that, the degree to which we do our work in an inexpensive fashion, it allows and avails clients more of this solution, and they will do more of it. But there is also a pressing need for public disclosure of what these issues are so that we have the kind of public sentiment behind bond referenda and increased utility costs and so on. And I can think right now in the City of St. Louis there is a bond referendum upcoming for $500 million to benefit the infrastructure. And Insituform, as a partner with a lot of our clients, can help make public the knowledge of what is going on in underground infrastructure, so that the public will is there to make these improvements.

                    If you think about leaking roofs in schools, it is not hard to imagine parents getting up and angry and wanting to put money into the schools. Unfortunately, the other end of the spectrum, we don't have many citizens down in the sewers, and you have a hard time imagining just how bad the problem is getting underground. So it is incumbent on us as the industry leader to help our clients to educate the public so that some of this pent-up demand begins to be released, and we intend to do that.

John Levin:         So you think the catalyst is public education?

Tom Rooney:         Without question. As I say, if people had one tenth of an
                    understanding of what is going on in the systems underground or the pollution in the rivers, this trillion dollar business would be huge for us.

John Levin:         OK, thank you.

Operator:           And we'll take our next question from Jack Kasprzak, BB&T.

Jack Kasprzak:      Thanks, good morning.

Tom Rooney:         Good morning.

Jack Kasprzak:      First, on tunneling, I think the last update we got was that the backlog was down, there were more opportunities coming up for bid possibly. Are you still seeing those kind of opportunities, and was tunneling, was the work impacted in the quarter at all by weather or any other factor for the amount of work you were able to do?

Tom Rooney:         Weather does not really affect us as you can well imagine.
                    When we are tunneling, we're -- there could be a hurricane over our heads, and it would have little effect. So weather has not as great an impact as it would on other parts of the business.

                    As to the pending workload coming out, without question we had -- we have had an extremely busy bidding period in the last several weeks well in excess of $100 million worth of bids. And we don't see it letting up. We see -- we see opportunity after opportunity coming in the tunneling business.

Jack Kasprzak:      OK, great. And then, on the year-to-date, cap ex is a little less than $6 million; D&A is a little less than 8. Where do you think you will be for cap ex for 2003 now?

Tom Rooney:         Joe will take that.



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Joe White:          Hi, Jack.

Jack Kasprzak:      Hi, Joe.

Joe White:          We've got some major expenditures that are going to be
                    occurring in the second half of the year, so look for us in the 15 to 20 million range for the year.

Jack Kasprzak:      For the full year, OK.

Joe White:          For the full year.

Tom Rooney:         We have some exciting cap ex expenditures yet this year. We anticipate in particular one major move in our manufacturing facility that has a one-year payback and will save -- net the Company upwards of $2 million a year in net income, so we are very excited about some of the cap ex steps we are about to take.

Jack Kasprzak:      OK, great. And then on the balance sheet, I noticed there
                    was--well, the balance sheet and the cash-flow statement, there was a note offering of $65 million, and then the cash is obviously up and the debt is up, the net debt is still up, still where it has been for the Company in the past, in good shape. Just wondering maybe Joe -- if you could talk about what the offering was for. Are we going to be paying down debt at the end of the third quarter? Will the balance sheet look different with regard to the cash outstanding and the debt outstanding, or what is the plan?

Joe White:          I can speak to a small part. We will pay a small bit of the debt down; however, the senior notes as you can see on the balance sheet cannot be paid down except over the time periods allotted. As far as use for the future, that we'll discuss later.

Jack Kasprzak:      OK. Can you remind me what the senior note balance is
                    currently?

Joe White:          We have 65 million in the new senior note and in excess of
                    60 million in the old senior note, next payment being on Valentine's Day, 15.7.

Jack Kasprzak:      15.7?

Joe White:          With four payments of that left.

Jack Kasprzak:      OK, great.  OK, thanks guys.

Tom Rooney:         Thank you.

Operator:           We'll go next to Lorraine Maikis, MK.

Lorraine Maikis:    Thank you.  It's Lorraine from Merrill Lynch.

Tom Rooney:         Good morning, Lorraine.

Lorraine Maikis:    Good morning. In light of some of the recent problems you
                    have had with Elmore and Kinsel, have you taken an opportunity to look at your goodwill balance? Have you performed any additional impairment testing, and will we be seeing a charge in the future?



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Joe White:          Lorraine, we do not expect a charge in the future, and the reason is under the impairment tests you put it into the operation that it is part of. And at this point, there is none needed.

Lorraine Maikis:    OK. So it's like Elmore is considered a piece of the
                    tunneling business?

Joe White:          Correct.

Lorraine Maikis:    So it is evaluated that way?

Joe White:          Yes.

Lorraine Maikis:    Looking to the rehab business, backlog's up this quarter,
                    could you talk a little bit about, you guys said during your preannouncement call that there are some areas where you are aggressively bidding to get the revenue levels up. Would you view revenue expansion as a higher priority than keeping your margins strong or where they are right now?

Tom Rooney:         Lorraine, we are looking at it as margin expansion, and by that I mean, I said earlier we were going to be much more astute in the fine grain analysis of our backlog. That will avail us of the opportunity to make what I consider micro bidding opportunities, which is to say to bid aggressively in some markets at some times so as to even out and incrementally grow our backlog.

                    So we do not -- we think the simple and inappropriate way to grow this business is a wholesale price reduction. We see, if you will, micro strategies in bidding as an opportunity to grow our aggregate gross margin backlog, and not do so at the expense of margin percentages.

Lorraine Maikis:    OK. And then just finally on the tunneling, you had said
                    that heavy bidding activities this month, is your backlog higher now than it was at the end of the quarter?

Tom Rooney:         To understand that question you have to understand it from the day we bid a project, we have bid in excess of $100 million with the project since the -- I believe since the end of the quarter, but we wouldn't know whether we have those pieces of work for several more months. So, no, we don't get fast swings in our backlog in that industry. These are large high-risk projects as the clients see them, and they take their time in awarding the work.

Lorraine Maikis:    OK, thank you.

Tom Rooney:         Thank you.

Operator:           And we'll take a follow-up question from Jeff Beach with
                    Stifel Nicolaus.

Jeff Beach:         Yes. When I look at Insituform, you've got a lot of
                    potential jobs to do out there, work on Elmore and work on Kinsel and some of your other initiatives you mentioned at the beginning of the talk. And I'm wondering where does the opportunity to move in and try to get a solid position in the mid-Atlantic that you have just acquired, where does that fit in, in terms of priorities, and what -- where you would focus first? Kinsel, Elmore, more tunneling, improve the basic core business, aligning or moving into Pittsburgh and Cincinnati and trying to establish a foothold early enough there to really catch some of the spending that's happening?



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Tom Rooney:         Right. That's a great question, Jeff. We see the East
                    acquisition as a fabulous growth opportunity for this company. We see closing on that transaction in the next 60 days or so. We see that as a great opportunity, as I said, a growth and a priority.

                    But I would say this, I don't know that we have to take one priority over another. We have a fabulous management team here, very deep, and we have begun in the last 60 days to begin executing strategies against Kinsel and Elmore and others. As you would well imagine, executing those operational strategies will pay off in financial results in a six-month horizon, so you may not see things like that reflected on our balance sheet today.

                    So we are not beginning today to address the challenges ahead of us. We have already begun to address those, and with patience and execution, we are going to be able to accomplish all of what you described.

Jeff Beach:         Alright - thanks.

Tom Rooney:         Thank you.

Operator:           And once again ladies and gentlemen, that is star one on
                    your touch-tone telephone if you wish to ask a question.

Tom Rooney:         Why don't we take one more question?

Operator:           Very good, and we'll take our final question from Larry
                    Baker, Legg Mason.

Larry Baker:        Good morning.

Tom Rooney:         Good morning, Larry.

Larry Baker:        Just a question on the -- I guess two questions. One is on the additional debt that you have taken on. Could you just offer a little bit of clarification? I think most of us would urge a halt in acquisitions at this point. Could you talk about whether you are going to use that for accelerated share repurchase, or just something other than you will announce that in the future?

Tom Rooney:         Well, halting acquisitions is not a strategy that I
                    think we are going to employ in general. I think we are going to be opportunistic. If an acquisition makes good sense to us, we may still move forward. So I'm not going to say that we have stopped all acquisitions. But we understand from where you are coming, Larry. We don't -- if we make an acquisition now or in the future, we intend to do so with precision and with execution. And so don't expect us to make an acquisition unless we are certain that we can make it profitable immediately.

                    But as to the cash and the debt that we have taken on, it enables Insituform to be very strong financially. It gives us leverage that we need. We find time and time again now against our competitors they cannot bond projects we can. We can bond large projects. A recent large-scale tunneling project, we were the only firm able to propose on a project without going into joint venture. That gives us huge financial advantages. So having the capital on our balance sheet gives us the kind of strength that we need to have financial advantage on projects. It doesn't necessarily mean we have actually go do something with that cash.



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Larry Baker:        OK. And operationally, can you just, Tom, talk about where you see the key opportunities to improve execution, improve -- improve margins?

Tom Rooney:         Yes. The first thing that comes to mind is safety. Our
                    insurance rates have gone up as well as the human side. And so execution in the area, operational execution in the area will benefit us in safety which in turn benefits us financially.

                    We also see execution throughout the United States as an opportunity for us to continue to improve our margins in terms of some of the rework and general liability issues that we have experienced. We have the ability to increase our profitability through execution and our reliability.

Larry Baker:        OK.  Thank you very much.

Tom Rooney:         Thank you. Well, we appreciate everybody today. I think
                    there were some good questions. I'm very excited about the future of Insituform. We're well poised for returning this to a growth company. We expect in the future to be able to deliver solid results as the market and as our investors have expected.

                    So we appreciate everybody's involvement today, and we look forward to meeting with you in the future.

Operator:           This does conclude the Insituform Technologies second
                    quarter 2003 earnings conference call. We thank you for your participation, and you may disconnect at this time.


                                       END